UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Park Place, Suite 1401

Newark, New Jersey 07102

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Employment Agreement

On September 28, 2015, Neurotrope, Inc., and Neurotrope BioScience, Inc., a wholly-owned operating subsidiary of Neurotrope, Inc. (together with Neurotrope, Inc., the “Company”) consolidated its prior agreements, understandings and commitments into an Employment Agreement with Charles S. Ramat to serve as the President and Chief Executive Officer of the Company (the “Employment Agreement”). Mr. Ramat has been serving in this capacity since September 12, 2014. The Employment Agreement supersedes and replaces all such prior agreements, understandings and commitments with respect to Mr. Ramat’s employment and (until its expiration or termination) supersedes and replaces the consulting agreement effective February 28, 2013, as amended, between the Ramat Consulting Group, a related party to Mr. Ramat, and Neurotrope BioScience, Inc. (the “Consulting Agreement”). There is no change in Mr. Ramat’s cash compensation as previously disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015. The Employment Agreement is effective as of September 28, 2015, and has a term of one year with automatic renewals for successive one-year periods unless terminated by either party upon 60 days’ written notice prior to the expiration of the then-current term, or until such employment is earlier terminated in accordance with termination provisions set forth in the Employment Agreement (the “Employment Term”). During the Employment Term, so long as Mr. Ramat is willing to stand for re-election, the Company agreed to nominate him for re-election as a director at the annual meeting (and any other meeting) of stockholders for the election of directors.

Under the Employment Agreement, Mr. Ramat is entitled to five weeks of paid vacation per annum and general expense reimbursement for pre-approved business related expenses incurred in the performance of his duties. He will also be eligible for all benefits and retirement, life, disability, medical and dental plan benefits generally available to the Company’s officers in accordance with the terms of those plans.

If Mr. Ramat’s employment is terminated for any reason, he is entitled to his accrued benefits. In addition, if his employment is terminated during the Employment Term by the Company for a reason other than Cause (as defined in the Employment Agreement), death or disability, or is terminated by Mr. Ramat for Good Reason (as defined in the Employment Agreement), or as a result of the Company not renewing the Employment Term, in each case, subject to Mr. Ramat’s compliance with certain conditions, then Mr. Ramat is entitled to receive a severance amount equal to his then-current base salary less $50,000 multiplied by 50%, payable in a single lump sum. If Mr. Ramat’s employment is terminated by: (i) the Company for Cause or due to Mr. Ramat’s death or disability, or (ii) by Mr. Ramat without Good Reason, then he is not entitled to any severance, and shall only be entitled to his accrued benefits.

The Employment Agreement contains non-competition, non-solicitation and non-disclosure covenants of Mr. Ramat.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, among Neurotrope, Inc., Neurotrope BioScience, Inc. and Mr. Charles S. Ramat, made as of September 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: September 28, 2015	By:	/s/ Robert Weinstein
Name: Robert Weinstein Title: Chief Financial Officer, Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

No.	Description

10.1	Employment Agreement, among Neurotrope, Inc., Neurotrope BioScience, Inc. and Mr. Charles S. Ramat, made as of September 28, 2015.